SCHEDULE 14A INFORMATION


                              AMENDMENT NO. 2


Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

Filed by the Registrant [ ]

Filed by a Party other than the Registrant [X]

Check the appropriate box:

[X]  Preliminary Proxy Statement

[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

[ ]  Definitive Proxy Statement

[ ]  Definitive Additional Materials

[ ] Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12


                  PENTECH INTERNATIONAL INC.
              (Name of Registrant as Specific in Its Charter)


                       RICHARD S. KALIN
(Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box) :

[X]  No fee required

                        PENTECH INTERNATIONAL INC.
                    (a Delaware corporation)              [LOGO]


                              NOTICE OF ANNUAL
                       MEETING OF SHAREHOLDERS TO BE
                   HELD AT 10:00 A.M. ON APRIL 21, 1999



To the Shareholders of
PENTECH INTERNATIONAL, INC.:

      NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders (the "Meeting") of PENTECH INTERNATIONAL INC. (the "Company") will be held on April 21, 1999 at 10:00 A.M. in the Holiday Inn, 4701 Stelton Road, South Plainfield, Piscataway, New Jersey 07080 to consider and vote on the following matters described under the corresponding numbers in the attached Proxy Statement:

     1.   The election of seven directors;

     2. Approval of an amendment to the Company's Certificate of Incorporation to decrease the authorized number of shares of Common Stock of the Company (the "Common Stock") to 10,000,000 shares and to concurrently effect a 1-for-2 stock split in respect of each of the Company's issued and outstanding shares of Common Stock; and

     3. Such other matters as may properly come before the Meeting.

     The Board of Directors has fixed February 26, 1999 at the close of business, as the record date for the determination of shareholders entitled to vote at the Meeting, and only holders of shares of Common Stock of the Company of record at the close of business on that day will be entitled to vote. The stock transfer books of the Company will not be closed.

     A complete list of shareholders entitled to vote at the Meeting shall be available for examination by any shareholder, for any purpose germane to the Meeting, during ordinary business hours from March 21, 1999 until the Meeting at the offices of the Company. This list will also be available at the Meeting.

     Whether or not you expect to be present at the Meeting, please fill in, date, sign and return the enclosed Proxy, which is solicited by management. The Proxy is revocable and will not affect your right to vote in person in the event you attend the Meeting.

                              By Order of the Board of Directors



                              Richard S. Kalin, Secretary

Date:  March 19, 1999
                        PENTECH INTERNATIONAL INC.
                             195 Carter Drive
                        Edison, New Jersey  08817

                                                         [Logo]



                              PROXY STATEMENT



                       ANNUAL MEETING OF SHAREHOLDERS
                TO BE HELD AT 10:00 A.M. ON APRIL 21, 1999

    The enclosed proxy is solicited by the management of PENTECH INTERNATIONAL INC. (the "Company") in connection with the Annual Meeting of Shareholders (the "Meeting") to be held on April 21, 1999 at 10:00 A.M. in the Holiday Inn, 4701 Stelton Road, South Plainfield, Piscataway, New Jersey 07080 and any adjournment thereof. The Board of Directors has set February 26, 1999 at the close of business as the record date for the determination of shareholders entitled to vote at the Meeting. A shareholder executing and returning a proxy has the power to revoke it at any time before it is exercised by filing a later proxy with, or other communication to, the Secretary of the Company or by attending the Meeting and voting in person. The proxy will be voted in accordance with your directions as to:

     (1) The election of the seven persons listed herein as directors of the Company;

     (2) Approval of an amendment to the Company's Certificate of Incorporation to decrease the authorized number of shares of Common Stock of the Company (the "Common Stock") to 10,000,000 shares and to concurrently effect a 1-for-2 stock split in respect of each of the Company's issued and outstanding shares of Common Stock; and

     (3) Such other matters as may properly come before the Meeting.

     In the absence of direction, the proxy will be voted in favor of these proposals.

     The entire cost of soliciting proxies will be borne by the Company. The cost of solicitation, which represents an amount believed to be normally expended for a solicitation relating to an uncontested election of directors, will include the cost of supplying necessary additional copies of the solicitation materials and the Company's Annual Report to Shareholders for its fiscal year ended September 30, 1998 (the "Annual Report") to beneficial owners of shares held of record by brokers, dealers, banks, trustees, and their nominees, including the reasonable expenses of such recordholders for completing the mailing of such materials and Annual Report to such beneficial owners.

      Only shareholders of record of the Company's 12,570,258 shares of Common Stock (the "Common Stock") outstanding at the close of business on February 26, 1999 will be entitled to vote. Each share of Common Stock is entitled to one vote. Holders of a majority of the outstanding shares of Common Stock must be represented in person or by proxy in order to achieve a quorum. The proxy statement, the attached notice of meeting, the enclosed form of proxy and the Annual Report are being mailed to shareholders on or about March 19, 1999. The mailing address of the Company's principal executive offices is 195 Carter Drive, Edison, New Jersey 08817.


                         1. ELECTION OF DIRECTORS

     Seven directors are to be elected by a majority of the votes cast at the Meeting, each to hold office until the next Annual Meeting of Shareholders and until his respective successor is elected and qualified. The persons named in the accompanying proxy have advised management that it is their intention to vote for the election of the following nominees as directors unless authority is withheld:

               o    Roy L. Boe
               o    Richard S. Kalin
               o    John F. Kuypers
               o    David Melnick
               o    Norman Melnick
               o    Robert K. Semel
               o    William Visone

     Management has no reason to believe that any nominee will be unable to serve. In the event that any nominee becomes unavailable, the proxies may be voted for the election of such person or persons who may be designated by the Board of Directors.

Information Regarding Officers, Directors and Nominees for Election

     The following is certain information regarding nominees, current directors and executive officers of the Company:


                         Position with        Year became
Name                Age  the Company        Officer or Director


Norman Melnick      67    Chairman                1984

David Melnick       40    Chief Executive         1984
                          Officer, President
                          and Director

                          Position with        Year became
Name                Age   the Company       Officer or Director


John F. Kuypers     40    Director                1991

Richard S. Kalin    44    Secretary and           1984
                          Director

Roy L. Boe          68    Director                1994

Robert K. Semel     61    Director                1997

William Visone      35    Nominee,                1992
                          Vice President,
                          Finance and
                          Administration, Chief
                          Financial Officer

Jerry Kuypers       31   Executive Vice           1999
                         President- Sales

Richard Ginelli     54   Vice President,          1997
                         Manufacturing

Linda El-Fakir      36   Vice President,          1997
                         Marketing


     Norman Melnick. Mr. Norman Melnick, a founder of the Company, has been Chairman of the Company since its inception in April 1984. He was Chief Executive Officer ("CEO") until November 1995. Mr.
Norman Melnick is Mr. David Melnick's father.

     David Melnick. Mr. David Melnick, a founder of the Company, has been a Director of the Company since its inception in April 1984. He was President until November 1995, when he was elected Chief Operating Officer. In March 1998, Mr. Melnick was appointed President and Chief Executive Officer.

     John F. Kuypers. Mr. Kuypers was employed by the Company from September 1991 through January 1999 as Executive Vice President-Marketing. He is currently Senior Vice President, Sales and Marketing at Uniek, Inc., a company engaged in marketing window frames to mass market retailers. His brother is Executive Vice President-Sales for the Company.

     Richard S. Kalin. Mr. Kalin has been Secretary and Director of the Company since its inception in April 1984. He is Chairman, Secretary and Director of Micronetics Wireless, Inc., a manufacturer of wireless network components. He has been engaged in the private practice of law since November 1983 and currently Kalin & Associates, P.C., a law firm of which Mr. Kalin is the controlling shareholder, is general counsel to the Company.

     Roy L. Boe. Mr. Boe has been President of the Worcester Icecats, Inc. since its inception in 1994. The Worcester Icecats are an American Hockey League ice hockey team located in Worcester, MA. He has also been President of the North American Sports Group (the "Group") since its inception in December 1987. The Group advises universities and city governments on matters relating to the acquisition, promotion and development of athletic facilities, teams and franchises within the United States. He is also a director of Micronetics Wireless, Inc.

     Robert K. Semel. Mr. Semel, since January 1995, has been President and Chief Operating Officer of Uniflex, Inc., a designer, manufacturer and marketer of a broad line of customized plastic packaging. In addition, Mr. Semel has been a Director of Uniflex, Inc. since December 1990 and Secretary since April 1993. Mr. Semel's prior position with Uniflex, Inc. includes Executive Vice President from December 1990 to January 1995.

     William Visone. Mr. Visone has been employed by the Company since January 1992, initially as Controller and presently as Chief Financial Officer. In April 1992, Mr. Visone was elected Treasurer and in December 1997, Mr. Visone was elected Vice President,
Finance and Administration.

     Jerry Kuypers. Mr. Kuypers has been employed in various sales capacities by the Company for over six years. In January 1999, he was promoted to Executive Vice President-Sales.

     Richard Ginelli.    Mr. Ginelli has been employed by the
Company since 1992 as Director of Operations.  In December 1997,
Mr. Ginelli was appointed Vice President, Manufacturing.

     Linda El-Fakir.     Ms. El-Fakir has been employed by the
Company since 1995 as Marketing Director.  In December 1997, Ms.
El-Fakir was appointed Vice President, Marketing.

     During the fiscal year ended September 30, 1998 ("Fiscal 1998"), the Board of Directors met on seven occasions. The Company has an Audit Committee (the "Audit Committee") consisting of Messrs. Norman Melnick, Kalin and Semel which is authorized to review the financial statements of the Company. The Company also has a Stock Option-Compensation Committee (the "Compensation Committee") consisting of Messrs. Boe, Kalin and Semel, which determines compensation for senior management and awards stock options. The Audit Committee met one time during Fiscal 1998.




     Executive Compensation

     The following table sets forth for Fiscal 1998 and its fiscal years ended September 30, 1997 and 1996, information relating to compensation received by the Company's CEO and by each of the Company's executive officers whose Fiscal 1998 compensation was more than $100,000 per year:

SUMMARY COMPENSATION TABLE

                                                     Long-Term
                         Annual Compensation        Compensation
Name and
Principal               Fiscal                         Option
Position                Year            Salary($)      Grants


Norman Melnick,         1998             162,500          -
 Chairman               1997             200,000       60,000
                        1996             225,000          -


John W. Linster,        1998             191,000          -
 formerly President     1997             258,500      150,000
 and CEO                1996             207,000          -


David Melnick,          1998             146,000          -
 Chief Executive        1997             157,500       30,000
 Officer                1996             157,500          -


John F. Kuypers,        1998             262,000          -
 formerly Executive     1997             255,000      144,000
 Vice President-        1996             250,000          -
 Marketing(1)


William Visone,         1998             125,000       10,000
 Treasurer and Chief    1997             112,000       40,000
 Financial Officer      1996             102,000          -



(1)  Resigned in January 1999.

     The aggregate amount of other compensation for each of Messrs. Norman Melnick, Linster, David Melnick, Kuypers and Visone did not, in any case, exceed the lesser of $50,000 or ten percent of the total compensation.

     Mr. Linster's employment agreement with the Company commenced in November 1995 and was terminated, without cause, on March 27, 1998. Mr. Linster received five months severance pay and exercised
options to purchase 40,000 shares for $30,000.   Mr. John Kuypers'
employment agreement with the Company commenced in September 1991. Mr. Kuypers voluntarily resigned in January 1999. Both agreements contained a one year restrictive covenant relating to competition upon termination of employment.

     Profit Sharing Plan

     During the Fiscal year ended September 30, 1988, the Company established a non-contributory profit sharing plan and trust (the "Profit Sharing Plan") which covers all eligible employees, including officers of the Company, who are at least twenty and one-half years of age and have completed one year of service with the Company. In April 1993 the Profit Sharing Plan was converted into a contributory plan (hereinafter the "401(k) Plan") which is qualified under Section 401(k) of the Internal Revenue Code of 1986, as amended (the "Code"). All money in the Profit Sharing Plan was rolled over into the 401(k) Plan. Each participant's interest for contributions made by the Company vests at the rate of 20% after two years of service, 40% after three years of service, 60% after four years of service, 80% after five years of service, and 100% after six years of service. The retirement age under the Plan is 65 or after the sixth year of credited service, whichever is later on. The Company contributed $32,558 to the 401(k) Plan in Fiscal 1998. The 401(k) Plan also includes certain death benefits and disability benefits. Messrs. N. Melnick, D. Melnick, Kuypers, and Visone are fully vested under the 401(k) Plan.

     Stock Option Plans

     The Company currently has three stock option plans. The 1989 Stock Option Plan was adopted by the Board of Directors on January 5, 1989 and was approved by the shareholders of the Company on April 6, 1989 (the "1989 Plan"). No additional options may be granted under the 1989 Plan. The 1993 Stock Option Plan was adopted by the Board of Directors on January 5, 1993 and was approved by the shareholders of the Company on April 12, 1993 (the "1993 Plan"). The 1995 Stock Option Plan was adopted by the Board of Directors on March 15, 1995 and approved by the shareholders of the Company on May 9, 1995 (the "1995 Plan") (the 1989 Plan, the 1993 Plan and the 1995 Plan are collectively referred to as the "Plans"). Stock options granted under the Plans are intended to qualify as "incentive stock options" within the meaning of Section 422A of the Code ("Incentive Options"). The Plans also allow the granting of non-qualified stock options ("Non-Qualified Options") (Incentive Options and Non-Qualified Options are collectively referred to as "Options"). The 1989 Plan additionally allows the granting of limited stock appreciation rights. Under the 1989 Plan, Incentive Options may be granted to the Company's officers and employees. Under the 1993 Plan and the 1995 Plan, Incentive Options may be granted to the Company's employees, consultants, advisors to the Board of Directors and qualified directors.

     The Plans are administered by the Compensation Committee, which has the authority to determine the person to whom Options may be granted, the number of shares of Common Stock to be covered by each Option, the time or times at which the Options may be granted or exercised and for the most part, the terms and provisions of the Options. The exercise price of Options granted under the Plans may not be less than the fair market value of the shares of Common Stock on the date of grant (110% of the fair market value if granted to a person owning in excess of ten percent of the Company's securities). Options granted under the 1989 Plan may not be exercised more than ten years from the date of grant (five years if granted to a person owning in excess of ten percent of the Company's securities). Options granted under the 1993 Plan may not be exercised more than five years from the date of grant. The 1989 Plan terminates on January 5, 1999. The 1993 Plan terminates on January 4, 2003. The 1995 Plan terminates on January 4, 2005.

     On November 17, 1996, the Board of Directors adopted an Option Exchange Program pursuant to which certain employees and consultants were given the one-time option to amend their options so that, as amended, the revised options would have a new three year vesting period, commencing one third November 17, 1997, and additional one thirds each of the next two yearly anniversaries thereof, for 60% of the previous number of shares covered by the options, exercisable at $.75 per share, the market price on the date the Option Exchange Program was approved. Messrs. Norman Melnick, Linster, David Melnick, John Kuypers, Kalin, Visone and Boe each were given the right and did participate in the Option Exchange Program.

     The following is cumulative information relating to outstanding options owned by the Company's executive officers.


          Aggregated Option/SAR Exercises in Last Fiscal Year and FY-End Option/SAR Values

                                            Unexercised
                  Number of Unexercised     In-the-Money Options/
                    Options at FY-End(#)    SARs at FY-End($)
                      Exercisable/          Exercisable/
 Name                 Unexercisable(1)      Unexercisable(1)

Norman Melnick        120,000/40,000         10,400/5,200
John W. Linster             0/0                   0/0
David Melnick          60,000/20,000         13,200/2,600
Richard S. Kalin       40,000/10,000          9,100/1,300
John F. Kuypers        48,000/116,000        14,880/29,760
William Visone         17,500/32,500          3,100/6,200



(1) Represents options after effectiveness of Option Exchange Program at fair market value of Common Stock at September 30, 1998 of $1.06 as reported by NASDAQ, less the exercise price.

Additional Information with Respect to Compensation


     The compensation for each executive officer is determined by the Compensation Committee. Members of the Compensation Committee deliberated in determining compensation and unanimously agreed on the compensation to be awarded each executive officer.

     In reaching its determination, the Committee considers the recommendations of the President and such factors such as performance of the individual and performance of the Company, as a whole, as well as comparable compensation paid to executives at other similarly situated companies. The Committee also considers stock price, cash flow, revenues, net income and other factors in arriving at its compensation determinations. The Committee believes that compensation should be structured so as to provide incentives to the Company's officers to enhance the long-term profitability of the Company. It is the Committee's view that increases in revenues, net income, cash flow and market share improve shareholder market value. As a result, in making its compensation determinations, the Committee attempts to align the financial interests of the Company's officers with those of its shareholders. Based on these factors, during Fiscal 1998, executive officers received no increases. In addition, the Company established a Management By Objective ("MBO") program during Fiscal 1998 for these executives to determine if any of them become eligible for bonuses during Fiscal 1998. Since the Company failed to achieve its basic threshold financial performance goals, no executive was awarded any bonus for achieving their MBOs during Fiscal 1998. In addition, none of the key executives received merit pay increases.

     Options to purchase Common Stock are also a key element in the Company's compensation program. Since options granted under the Plans generally provide for at least a one-year waiting period before options may be exercised and an exercise price of the Company's Common Stock at fair market value as of the date of grant, officers benefit from options only when the share price increases. As a result, options help to motivate executives by providing incentives tied to shareholder goals. A new option to purchase 10,000 shares of Common Stock at an exercise price of $1.50 per share was granted to an executive officer during Fiscal 1998.

Performance Graph


Description:   The performance graph was prepared by the Center
               for Research in Security Prices. This line graph illustrates a comparison of five year-cumulative total returns for Pentech International, Inc., NASDAQ Stock Market (U.S. Companies) and NASDAQ
               Stocks (SIC 5000-5099 U.S. and Foreign) wholesale trade-durable goods from September 30, 1993 to September 30, 1998.

Stock Ownership of Certain Beneficial Owners and Management


     The following table sets forth the number of shares of Common Stock beneficially owned, directly or indirectly, as of the date hereof, by each of the directors of the Company, nominee directors of the Company and by all persons known by the Company to be beneficial owners of more than five (5%) percent of the outstanding shares of Common Stock, and by all officers and directors as a group:


Name and Address              Shares (1)               Percent

Norman Melnick                1,417,428(2)(3)          11.15%
195 Carter Drive
Edison, New Jersey  08817

David Melnick                 1,920,098(3)(5)          15.19%
195 Carter Drive
Edison, New Jersey  08817

Richard S. Kalin                741,639(3)(6)           5.87%
One Penn Plaza, Suite 1425
New York, NY  10119

John F. Kuypers                 103,000                 (4)

William Visone                   85,000(3)              (4)

Roy L. Boe                      101,500(3)(7)           (4)

All officers and              4,403,832(2)(3)(5)       34.17%
directors as a group                   (6)(7)
(eight persons)



(1) All shares of Common Stock are owned directly, unless otherwise noted.

(2) Includes 493,300 shares owned by his wife, Libby Melnick, as to which he disclaims beneficial ownership.

(3)  Includes 140,000, 70,000, 45,000, 30,000, 14,000 and 299,000
     shares for Messrs. N. Melnick, D. Melnick, Kalin, Visone, Boe and all officers and directors as a group, respectively, that are issuable upon exercise of options. Does not include 20,000, 10,000, 5,000, 30,000, 2,000 and 57,000 shares issuable upon exercise of options for Messrs. N. Melnick, D. Melnick, Kalin, Visone, Boe and for all officers and directors as a group, which are not exercisable within 60 days.

(4)  Less than one percent.

(5) Includes 869,228 shares owned by his wife, Dana Melnick, and 137,550 shares owned by his minor children, as to which he disclaims beneficial ownership.

(6) Includes 345,064 shares owned by his wife, Noelle Makenzie, and 61,000 shares owned by his minor child, as to which he disclaims beneficial ownership. Includes 110,000 shares held in his retirement account.

(7) Includes 80,000 Shares owned by his wife, Betty Boe, as to which he disclaims beneficial ownership. Does not include options to purchase 12,500 shares which are not exercisable within 60 days.

     The Company is unaware of any arrangement, the operation of which, at a subsequent date, may result in a change in control of the Company.


Compliance with Section 16(a) of the Exchange Act

     The Company believes that during the preceding fiscal year its executive officers and directors complied with all Section 16 filing requirements.


Certain Transactions

     During Fiscal 1998, the Company paid legal fees to, and reimbursed disbursements of, Kalin & Banner and Kalin & Associates, P.C., law firms of which Mr. Kalin, a Secretary and Director of the Company, is a partner or owner, in the aggregate amount of approximately $212,000. Directors not otherwise employed or engaged by the Company receive a one-time option grant of 10,000 shares of Common Stock, an annual stipend of $5,000, and $750 per meeting they attend in person.

     In March 1990, the Company verbally agreed with Mrs. Libby Melnick, the wife of Norman Melnick, Chairman and a Director of the Company, to loan Mrs. Melnick money to purchase a life insurance policy (the "Policy"). The Company is a named insured on the Policy to the extent of premiums paid on the Policy. The proceeds of the Policy to be paid to the Company will be used to repay the loan. Through September 30, 1998, the Company has lent
Mrs. Melnick an aggregate of $174,000 toward payment of the premiums on the Policy. The loan bears interest at the rate of eight percent (8%) per annum. The loan was approved by the Board of Directors of the Company.



2.                  AMENDMENT TO DECREASE AUTHORIZED
                        SHARES OF COMMON STOCK TO
                        10,000,000 AND TO EFFECT
                          A 1-FOR-2 STOCK SPLIT


     THE BOARD OF DIRECTORS OF THE COMPANY RECOMMENDS A VOTE TO
AUTHORIZE AN AMENDMENT TO THE COMPANY'S CERTIFICATE OF
INCORPORATION DECREASING THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK TO 10,000,000 SHARES AND EFFECTING A 1-FOR-2 STOCK SPLIT.

     On March 8, 1999, the Board of Directors approved and recommended that the shareholders of the Company approve an amendment to the Company's Certificate of Incorporation providing for the decrease in the number of authorized shares of Common Stock which the Company shall have authority to issue from 20,000,000 shares to 10,000,000 shares. It also approved and recommended that the shareholders of the Company further approve an amendment to the Company's Certificate of Incorporation providing for a 1-for-2 stock split in respect of the Company's issued and outstanding shares of Common Stock (the "Reverse Stock Split").

      The Company is presently authorized to issue a maximum of 20,000,000 shares of Common Stock. As of March 2, 1999, 12,570,258 shares of Common Stock were issued. The Company also has obligations to set aside approximately 842,602 shares of Common
Stock for the exercise of outstanding options.

     As a result of the above actions by the Board of Directors, the Company is proposing to amend subsection (a) of Article Fourth of the Company's Certificate of Incorporation so that, as amended, subsection (a) of Article Fourth reads as follows:

          (a) "The maximum number of shares which the corporation shall have authority to issue is Ten Million Five Hundred Thousand (10,500,000), of which Ten Million (10,000,000) shares shall be Common Stock having a par value of $.02 per share ("Common Stock") and Five Hundred Thousand (500,000) shares shall be preferred stock, having a par value of $.10 per share. Upon the amendment of this Article Fourth to read as hereinabove set forth, each two outstanding shares of Common Stock having a par value of $.01 per share shall be automatically converted into one share of Common Stock having a par value of $.02 per share. No fractional shares shall be issued as a result of the above-referenced stock split and fractions of a share resulting from the above-referenced stock split shall be cancelled."

     In order for the shareholders of the Company to authorize adoption of the aforementioned amendment, a majority of the shares of outstanding Common Stock entitled to vote must vote in favor of this proposal. In the event that a majority of the shares of outstanding Common Stock entitled to vote is not voted in favor of this proposal, it could result in the Common Stock being delisted from the NASDAQ market, in which case the Common Stock would likely be traded on the OTC Bulletin Board.

[/R] In the event the Reverse Stock Split is implemented, it is estimated there will be 6,285,129 shares of Common Stock outstanding, with each shareholder owning 50% of the shares of Common Stock they held before the Reverse Stock Split. In addition, there will be 421,301 shares of Common Stock reserved for the issuance of outstanding options.



     The Company's principal reason for recommending the Reverse
Stock Split is to raise the price of a share of Common Stock in the NASDAQ Market so that the Common Stock becomes in compliance with the minimum bid price requirements of NASD Marketplace Rule
4310(c)(04) which became effective on February 23, 1998.

     The Company only intends to implement the Reverse Stock Split in the event management believes it is necessary in order to satisfy the minimum bid price requirement set forth above. If management believes that the Reverse Stock Split is not necessary or it will not be successful then it is not the present intention of management to implement the Reverse Stock Split. There is no assurance, however, even if the Company implements the Reverse Stock Split because management believes such implementation will be successful in satisfying the minimum bid price requirement set forth above, that the Company will be successful in maintaining the listing of the Common Stock on the NASDAQ market.


                             3.  OTHER MATTERS

     The Board of Directors has no knowledge of any other matters which may come before the Meeting and does not intend to present any other matters. However, if any other matters shall properly come before the Meeting or any adjournment thereof, the persons named as proxies will have discretionary authority to vote the shares of Common Stock represented by the accompanying proxy in accordance with their best judgment.


Selection of Auditors

     The Board of Directors has selected Ernst & Young, L.L.P. ("E&Y") as its independent certified public accountants to audit the financial statements of the Company for its current fiscal year ending September 30, 1999. Mr. Bernard Leone, a member of E&Y, is expected to be present at the Meeting and will be given the opportunity to make a statement and to answer questions any shareholder may have with respect to the financial statements of the Company for Fiscal 1998.


Shareholder's Proposals

     Any shareholder of the Company who wishes to present a proposal to be considered at the next Annual Meeting of Shareholders of the Company and who wishes to have such proposal presented in the Company's proxy statement for such Meeting must deliver such proposal in writing to the Company at 195 Carter Drive, Edison, New Jersey 08817 on or before November 10, 1999. In order to curtail controversy as to the date on which the proposal was received by the Company, it is suggested that proponents submit their proposals by certified, mail-return receipt requested.


                              By Order of the Board of Directors,




                              Richard S. Kalin, Secretary

Dated:  March 19, 1999


                                   PROXY



                        PENTECH INTERNATIONAL, INC.
                                                       [LOGO]
                             195 Carter Drive
                        Edison, New Jersey  08817

     This Proxy is Solicited on Behalf of the Board of Directors.

     The undersigned, revoking all previous proxies, hereby appoints David Melnick and Richard S. Kalin, and each of them, proxies with power of substitution to each, for and in the name of the undersigned to vote all shares of Common Stock of Pentech International, Inc. (the "Company") which the undersigned would be entitled to vote if present at the Annual Meeting of Shareholders of the Company to be held on April 21, 1999 at 10:00 A.M. in the Holiday Inn, 4701 Stelton Road, South Plainfield, Piscataway, New Jersey 07080, and any adjournments thereof, upon the matters set forth in the Notice of Annual Meeting.

     The undersigned acknowledges receipt of the Notice of Annual
Meeting, Proxy Statement and the Company's 1998 Annual Report.

1.   ELECTION OF DIRECTORS

     FOR all nominees listed       Withhold Authority to vote
     below (except as marked       for all nominees listed
     to the contrary below)        below

     (Instruction: To withhold authority to vote for an individual nominee strike a line through such nominee's name from the list below.)

     ROY L. BOE, RICHARD S. KALIN, JOHN F. KUYPERS,
     DAVID MELNICK, NORMAN MELNICK, ROBERT K. SEMEL
     AND WILLIAM VISONE.

2. APPROVAL OF AN AMENDMENT TO THE COMPANY'S CERTIFICATE OF INCORPORATION TO DECREASE THE AUTHORIZED NUMBER OF SHARES OF COMMON STOCK OF THE COMPANY (THE "COMMON STOCK") TO 10,000,000 SHARES AND TO CONCURRENTLY EFFECT A 1-FOR-2 STOCK SPLIT IN RESPECT OF EACH OF THE COMPANY'S ISSUED AND OUTSTANDING SHARES OF COMMON STOCK; AND

     FOR                 AGAINST                  ABSTAIN


3.   IN THEIR DISCRETION, ON SUCH OTHER MATTERS AS MAY
     PROPERLY COME BEFORE THE MEETING.

     FOR                 AGAINST                  ABSTAIN

     PLEASE SIGN ON THE REVERSE SIDE AND RETURN THIS PROXY PROMPTLY IN THE ENCLOSED ENVELOPE.
     THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS and when properly executed will be voted as directed herein. If no direction is given, this Proxy will be voted FOR Proposals 1 and 2.


Date:                       , 1999




(Signature)



(Signature, if held jointly)


Where stock is registered in the names
of two or more persons ALL should sign.
Signature(s) should correspond exactly
with the name(s) as shown above. Please sign, date and return promptly in the enclosed envelope. No postage need be affixed if mailed in the United States.


     Requests for copies of proxy materials, the Company's Annual Report for its fiscal year ended September 30, 1998 or the Company's Annual Report for its fiscal year ended September 30, 1998 on Form 10-K should be addressed to Shareholder Relations, Pentech International, Inc., 195 Carter Drive, Edison, New Jersey 08817. This material will be furnished without charge to any shareholder requesting it.






















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